Exhibit 17.2

RESIGNATION

TO: GALA PHARMACEUTICAL, INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

I, GAETANO CICHY, hereby tender my resignation as a DIRECTOR of the GALA PHARMACEUTICAL, INC., effective immediately.

DATED this 19th day of February, 2020.

GAETANO CICHY

/s/ Gaetao Cichy